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                                                            EX-99.B8F
                                                            Exhibit 24(b)(8)(f)

         SECURITIES LENDING AGREEMENT ("Lending Agreement"), dated as
of                , 1996 between               ("Lender"), having its principal
place of business at                 , and The Chase Manhattan Bank, N.A.
("Chase"), having its principal place of business at One Chase Manhattan Plaza, New York, New York 10081.

         It is hereby agreed as follows:

Section 1 - Definitions

         Unless the context clearly requires otherwise, the following words shall have the meanings set forth below when used herein:

         a. "Account" shall mean the securities account established and maintained by Chase on behalf of Lender pursuant to, as the case may be, a separate custody agreement or a separate directed trust agreement ("Agreement") between Chase and Lender, which Agreement provides, inter alia, for the safekeeping of Securities received by Chase from time to time on behalf of Lender.

         b. "Agreement" shall have the meaning assigned thereto in Section 1(a) hereof.

         c. "Authorized Investment" shall mean any type of instrument, security, participation or other property in which Cash Collateral may be invested or reinvested, as described in Section 5(f) hereof and Appendix 4 hereto (and as such Appendix may be amended from time to time by written agreement of the parties).

         d. "Authorized Person" shall mean, except to the extent that Chase is advised to the contrary by Proper Instruction, any person who is authorized to give instructions to Chase pursuant to the Agreement and any mandates given to Chase in connection with such Agreement. An Authorized Person shall continue to be so until such time as Chase receives Proper Instructions that nay such person is no longer an Authorized Person.

         e. "Borrower" shall mean an entity listed on Appendix 1 hereto, other than an entity which Chase shall have been instructed to delete from list pursuant to Written Instructions and as such Appendix may be amended in accordance with Section 4(b) hereof.

         f. "Business Day" shall have the meaning assigned thereto in the applicable MSLA.

         g. "Buy-in" shall have the meaning assigned thereto in Section 7(c) hereof.

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         h. "Cash Collateral" shall mean fed funds, New York Clearing House
Association funds and such non-U.S. currencies as may be pledged by a Borrower in connection with a particular Loan.

         i. "Collateral" shall have the meaning assigned thereto in the applicable MSLA, together with Cash Collateral.

         j. "Collateral Account" shall mean, as the case may be, an account maintained by Chase with itself, with any Depository or with any Triparty Institution and designated as a Collateral Account for the purpose of holding any one or more of Collateral, Authorized Investments, and Proceeds in connection with Loans hereunder.

         k. "Collateral Amount" shall have the meaning assigned thereto in
Section 5(c) hereof.

         l. "Collateral Criterion" shall have the meaning assigned thereto in
Section 5(c) hereof.

         m. "Depository" shall mean: (1) the Depository Trust Company, the Participants' Trust Company and any other securities depository or clearing agency (and each of their respective successors and nominees) registered with the U.S. Securities and Exchange Commission or registered with or regulated by the applicable foreign equivalent thereof or otherwise able to act as a securities depository or clearing agency, (ii) any transnational depository,
(iii) the Federal Reserve book-entry system for the receiving and delivering of U.S. Government Securities, and (iv) any other national system for the receiving and delivering of that country's government securities.

         n. "Difference" shall have the meaning assigned thereto in Section 7(c) hereof.

         o. "Distributions" shall have the meaning assigned thereto in Section 3(b)(v) hereof.

         p. "Dollars" shall have the meaning assigned thereto in Section 7(b) hereof.

         q. "Due Date" shall have the meaning assigned thereto in Section 7(b) hereof.

         r. "Insolvency Event" shall have the meaning assigned thereto in
Section 7(b) hereof.

         s. "Letter of Credit" shall have the meaning assigned thereto in the applicable MSLA and be issued by a bank listed on Appendix 2 hereto (as such list may be amended by Chase from time to time on notice to Lender), other than a bank deleted from such list pursuant to Written Instruction.

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         t. "Loan" shall mean a loan of Securities hereunder and under the applicable MSLA.

         u. "Loan Fee" shall mean the amount payable by a Borrower to Chase pursuant to the applicable MSLA in connection with Loans collateralized other than by Cash Collateral.

         v. "Market Value" shall have the meaning assigned thereto in the applicable MSLA.

         w. "MSLA" shall mean a master securities lending agreement between Chase and a Borrower, pursuant to which Chase as agent lends securities on behalf of its customers (including Lender) from time to time. A copy of Chase's standard form of MSLA, including the international addendum thereto, is annexed as Appendix 3.

         x. "Net Assets" shall have the meaning assigned thereto in Section 8 hereof.

         y. "Net Realized Income" shall have the meaning thereto in Section 8 hereof.

         z. "Oral Instructions" shall have the meaning assigned thereto in
Section 10 hereof.

         aa. "Proceeds" shall mean interest, dividends and other payments and Distributions received by Chase in connection with Authorized Investments.

         bb. "Proper Instructions" shall mean Oral Instructions and Written Instructions.

         cc. "Rebate" shall mean the amount payable by Chase on behalf of Lender to a Borrower in connection with Loans collateralized by Cash Collateral.

         dd. "Return Date" shall have the meaning assigned thereto in Section 7(c) hereof.

         ee. "Securities" shall mean government securities (including U.S. Government Securities), equity securities, bonds, debentures, other corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein and held pursuant to the Agreement.

         ff. "Term Loan" shall have the meaning assigned thereto in Section 5(i) hereof.

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         gg. "Triparty Institution" shall mean a financial institution with which Chase shall have previously entered a triparty agreement among itself, such Triparty Institution and a particular Borrower providing, among other things, for the holding of Collateral in a Collateral Account at such Triparty Institution in Chase's name on behalf of Chase's lending customers and for the substitution of Collateral; provided, however, that any substituted Collateral shall meet the then standards for acceptable Collateral set by Chase.

         hh. "U.S. Government Security" shall mean book-entry securities issued by the U.S. Treasury defined in Subpart 0 of Treasury Department Circular No. 300 and any successor provisions) and any other securities issued or fully guaranteed by the United States government or any agency, instrumentality or establishment of the U.S. government, including, without limitation, securities commonly known as "Ginnie Maes," Sally Maes," "Fannie Maes" and "Freddie Maes".

         ii. "Written Instructions" shall have the meaning assigned thereto in
Section 10 hereof.

Section 2 - Appointment, Authority

         (a) Appointment. Lender hereby appoints Chase as its agent to lend Securities in the Account on Lender's behalf on a fully disclosed basis to Borrowers from time to time in accordance with the terms hereof and on such terms and conditions and at such times as Chase shall determine and Chase may exercise all rights and powers provided under any MSLA as may be incidental thereto, and Chase hereby accepts appointment as such agent and agrees to so act.

         (b) Authority. Lender hereby authorizes and empowers Chase to execute in Lender's name on its behalf and at its risk all agreements and documents as may be necessary to carry out any of the powers herein granted to Chase. Lender grants Chase the authority set forth herein notwithstanding its awareness that Chase, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Chase may be lending Securities hereunder, which transactions may give rise to actual or potential conflict of interest situations. Chase shall not be bound to: (i) account to Lender for any sum received or profit made by Chase for its own account or the account of any other person or (ii) disclose or refuse to disclose any information or take any other action if the same would or might in Chase's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Chase; provided that, in circumstances mentioned in (ii) above, Chase shall promptly inform Lender of the relevant facts (except where doing so would, or might in Chase's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid).


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Section 3 - Representation and Warranties

         (a) Representations of each party. Each party hereto represents and warrants to the other that: (i) it has the power to execute and deliver this Lending Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Lending Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Lending Agreement shall at all times comply with all applicable laws and regulations.

         (b) Representations of Lender. Lender represents and warrants to Chase that: (i) this Lending Agreement is, and each Loan shall be, legally and validly entered into, and does not and shall not violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender's charter or by-laws, or any agreement binding on Lender or affecting its property, and is enforceable against Lender in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors' rights generally; (ii) the person executing this Lending Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so; (iii) it is lending Securities as principal and shall not transfer, assign or encumber its interest in, or rights with respect to, any Securities available for Loan hereunder; (iv) it is the beneficial owner of all Securities or otherwise has the right to lend Securities; and (v) it is entitled to receive all interest, dividends and other distributions ("Distributions") made by the issuer with respect thereto. Lender shall promptly identify to Chase by notice, which notice may be oral, any Securities that are no longer subject to the representations contained in (b).

Section 4 - Borrowers

         (a) MSLA. Lender hereby acknowledges receipt of the form of MSLA and authorizes Chase to lend Securities in the Account to Borrowers thereunder pursuant to an agreement substantially in the form thereof.

         (b) Borrowers. Securities may be lent to any Borrower selected by Chase in Chase's sole discretion, in accordance with the terms hereof. In that connection, Appendix 1 may be amended from time to time by Chase on notice to Lender.




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Section 5 - Loans

         (a) Securities to be lent, Lending opportunities, Loan initiation. All Securities of Lender held by Chase that are issued, settled or traded in the markets that have been approved by Chase from time to time for purposes of Chase's discretionary securities lending program shall be subject to the terms hereof. Chase shall seek to assure that Lender receives a fair allocation of lending opportunities vis-a-vis other lenders, taking into account the demand for and availability of Securities, types of Collateral, eligibility of Borrowers, limitations on investments of Cash Collateral, tax treatment, and similar commercial factors. From time to time, Chase may lend to Borrowers Securities held in the Account (except Securities that are no longer subject to the representations set forth in Section 3) and shall deliver such Securities against receipt of Collateral in accordance with the applicable MSLA. Chase shall have the right to decline to make any Loans to any Borrower and to discontinue lending to any Borrower in its sole discretion and without notice to Lender.

         (b) Receipt of Collateral, Collateral substitution. For each Loan, Chase shall receive and hold Letters of Credit received as Collateral and Chase or a Triparty Institution shall receive and hold all other Collateral required by the applicable MSLA in a Collateral Account, and Chase is hereby authorized and directed, without obtaining any further approval from Lender, to invest and reinvest all or substantially all Cash Collateral. Chase shall credit, or where applicable shall have a Triparty Institution credit, all Collateral, Authorized Investments and Proceeds to a Collateral Account and Chase shall not mark its books and records to identify Lender's interest therein, it being understood, however, that all monies credited to a Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities on whose behalf Chase may act. Chase may, in its sole discretion, liquidate any Authorized Investment and credit the net proceeds in a Collateral Account. Chase shall accept substitutions of Collateral in accordance with the applicable MSLA and shall credit, or where applicable shall have a Triparty Institution credit, all such substitutions to a Collateral Account.

         (c) Mark to market procedures. (i) Chase shall require initial Collateral for a Loan in an amount determined by applying the then applicable "Collateral Criterion" (as defined below) to the Market Value of the Security that is the subject of the Loan. The Collateral Criterion with respect to a given Security shall be an amount equal to the then applicable percentage (currently 102% for securities issued in the U.S. and 105% for securities issued outside of the U.S.) of the Market Value of the Security (plus accrued interest, if any, with respect to debt securities) which is the subject of a Loan as determined as of the close of trading on the preceding Business Day. (ii) Each Business Day Chase shall determine if the Market Value of all Collateral received by Chase from a given Borrower in connection with all loans to such Borrower from all lenders is at least equal to the aggregate amount ("Collateral Amount") determined by applying the applicable Collateral Criterion to each security on loan to such Borrower from all lenders. (iii) In accordance with general market practice, the Market Value of certain securities (including, without limitation, U.S. Government Securities) whether on Loan or received as Collateral, may be determined on a same day basis by reference to recognized pricing services.



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         (d) Demand for additional Collateral. If the determination made in
Section 5(c)(ii) above demonstrates that the Market Value of all Collateral received from a given Borrower is not at least equal to the Collateral Amount, Chase shall demand additional Collateral from such Borrower in accordance with the applicable MSLA so as to meet the Collateral Amount by making specific Loans; provided that, Chase may from time to time establish de minimis guidelines pursuant to which a mark would not be made even where the aggregate Collateral Amount has not been met.

         (e) Changes in procedures applicable to Collateral. The Collateral procedures set forth in Sections 5(b)-(d) above reflect Chase's current practice and may be changed by Chase from time to time based on general market conditions (including volatility of Securities on Loan and of securities Collateral), the Market Value of Securities on Loan to a given Borrower, and in accordance with general market practice and regulatory requirements. Chase shall notify Lender of material revisions to the foregoing procedures.

         (f) Investment of Cash Collateral. (i) Chase is hereby authorized to invest and reinvest cash Collateral in accordance with the investment guidelines (and the interpretations, procedures and definitions included therewith) annexed hereto as Appendix 4. (ii) Authorized Investments are made for the account of, and at the sole risk of, Lender. In that connection, Lender shall pay to Chase on demand in cash an amount equal to any deficiency in the amount of Collateral available for return to a Borrower pursuant to an applicable MSLA.

         (g) Lender's rights with respect to Securities on Loan; Distribution and voting rights. (i) An amount equal to the amount of all Distributions paid with respect to Securities on Loan that Lender would have received had such Securities not been on Loan shall be credited to Lender's account on the date such Distributions are delivered by Borrower to Chase. Any non-cash Distribution on Securities on Loan which is in the nature of a stock split or a stock dividend, shall be added to the Loan (and shall be considered to constitute Securities on Loan) as of the date such non-cash Distribution is received by the Borrower and shall be subject to the provisions of this Lending Agreement; provided that the Lender may, by giving chase ten (10) Business Days' notice prior to the date of such non-cash Distribution (or such different amount of time as Chase may from time to time require on advice to Lender), direct Chase to request that the Borrower deliver such non-cash Distribution to Chase pursuant to the applicable MSLA, in which case Chase shall credit such non-cash Distribution to Lender's account on the date it is delivered to Chase. Without regard to the reference to "delivered" in the foregoing, the "AutoCredit" provisions of the Agreement shall apply where a Borrower fails to make a Distribution payment to Chase, the effect of which would be for Chase to credit Lender's account with Distributions on the payable date. (ii) During the term of any Loan, Chase will permit the Securities on Loan to be transferred into the name of and be voted by the Borrower or others. Lender shall not be entitled to participate in any dividend reinvestment program or to vote proxies with respect to Securities that are eligible for Loan (whether or not actually on Loan) as of the applicable record date for such Securities.

         (h) Advances, overdrafts and indebtedness, Security Interest. Chase may, in its sole discretion, advance funds on behalf of Lender in order to pay to Borrowers any Rebates or to


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return to Borrowers Cash Collateral to which they are entitled pursuant to the applicable MSLA. Lender shall repay Chase on demand the amount of any advance or any other amount owned by Lender hereunder plus accrued interest at a rate per annum not to exceed the rate customarily charged by Chase for such loans at the time such loan is made and shall otherwise be on such terms and conditions as Chase customarily makes such loans available. In order to secure repayment of any advance or other indebtedness of Lender to Chase arising hereunder, Chase shall have a continuing lien and security interest in and to all assets now or hereafter held in the Account and any Collateral Account (to which Lender is entitled hereunder) and any other property at any time held by it for the benefit of Lender or in which Lender may have an interest which is then in Chase's possession or control or in the possession or control of any third party acting on Chase's behalf. In this regard, Chase shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

         (i) Termination of a Loan. (i) Loans shall generally be terminable on demand. With the prior approval of Lender, however, Loans may be made on the basis of a reasonably anticipated termination date ("Term Loan") and without providing for the right of substitution of equivalent Securities. Termination of a Term Loan prior to its anticipated termination date by either Lender or Borrower may result in the terminating party having to pay non-terminating party damages based on the cost of obtaining a replacement loan. (ii) Chase shall terminate any Loan of Securities to a Borrower as soon as practicable after (a) receipt by Chase of a notice of termination of the respective MSLA; (b) receipt by Chase of Written Instructions directing it to terminate a Loan; (c) receipt by Chase of Written Instructions instructing it to delete from Appendix 2 the Borrower to whom such Loans was made; (d) receipt by Chase of Written Instructions advising that the Security subject to a Loan is no longer subject to the representation contained in Section 3 hereof; (e) receipt by Chase of notice advising that an Event of Default (as defined in the applicable MSLA) has occurred and is continuing beyond any applicable grace period; (f) whenever Chase, in its sole discretion, elects to terminate such Loan other than a Term Loan; or (g) termination of this Lending Agreement. (iii) If Securities which are the subject of a Loan being terminated are to be sold by Lender, Written Instructions shall in no event be given to Chase later than the trade date established by Lender for such sale or such earlier date of which Chase may advise Lender from time to time with respect to particular markets. Chase shall not be liable for any failure of a Borrower to return Securities on Loans in a time fashion.

         (j) Recordkeeping and Reports. Chase shall establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. Chase shall provide Lender with a monthly statement describing the Loans made during the preceding month, and the income derived from Loans, during the period covered by such statement. A party shall comply with the reasonable requests of the other party for information necessary to the requester's performance of its duties hereunder.

Section 6 - Default by Borrower

         (1) Chase may assume (unless it has actual knowledge to the contrary) that any representations made by a Borrower in connection with any Loan are true, that no event which is


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or may become an Event of Default (as defined in the applicable MSLA) has occurred and that a Borrower has complied with its obligations under the applicable MSLA. Subject to Sections 7(b)-(d), Chase shall have no responsibility for the accuracy or completeness of any information supplied, or for any breach of any obligation, by any Borrower under or in connection with any MSLA or Loan. Chase shall not be liable as a result of taking or omitting to take any action provided that Chase shall have carried out its responsibilities hereunder in good faith. (ii) If any Borrower with respect to any Loan affected pursuant hereto and pursuant to the applicable MSLA fails to return any loaned Securities when due thereunder for reasons other than relating to the solvency of the Borrower, Chase shall then take whatever action its deems appropriate in accordance with general market practice and Chase's reasonable judgment, including, but no necessarily limited to, claiming compensation from such Borrower on behalf of Lender in the event a trade executed by Lender fails on account of such Borrower's failure timely to have returned Securities on Loan or, where Chase deems it necessary, such other action as may be permitted by the applicable MSLA, including collecting any applicable MSLA fails to return any Securities on Loan when due thereunder for reasons relating to the solvency of the Borrower, Chase shall take such action as its deems appropriate in accordance with Chase's reasonable judgment under the applicable MSLA.

Section 7 - Standard of Care, Liabilities, Indemnification

         (a) Standard of care, Liabilities. Except as provided in paragraphs (b) and (c) hereof, Chase shall be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by Lender, except those costs, expenses, damages, liabilities and claims arising out of the negligence, bad faith or willful misconduct of Chase. Chase shall have no obligation hereunder for: (i) costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees), which are sustained or incurred by Lender by reason of any action or inaction by any pricing service, any Depository or a Triparty Institution or their respective successors or nominees; and (ii) any failure to perform any obligation due to any matters beyond the control of Chase. In no event shall Chase be liable for indirect or consequential damages or lost profits or loss of business, arising hereunder or in connection herewith, even if previously informed of the possibility of such damages and regardless of the form of action.

         Except for any costs or expenses incurred by Chase in performing its obligations pursuant to paragraphs (b) and (c) hereof any ordinary operating expenses incurred by Chase in providing services hereunder, Lender shall indemnify Chase and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which Chase may sustain or incur or which may be asserted against Chase by reason of or as a result of any action taken or omitted by Chase in connection with operating under this Lending Agreement or enforcing Lender's rights under the applicable MSLA, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Chase. The foregoing indemnity shall be a continuing obligation of the Lender, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Lending Agreement. Chase may charge any amounts to which it is entitled hereunder against the Account, and Lender shall be entitled to an accounting of all amounts so charged. Actions taken

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or omitted in reliance upon Proper Instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Chase, in good faith, to be genuine or bearing the signature of a person or persons believed, in good faith, to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

         (b) Indemnification of Lender in respect to Distributions. If the Borrower in respect of any Loan effected pursuant hereto and pursuant to the applicable MSLA fails, as a result of its bankruptcy, insolvency, reorganization, liquidation, receivership or similar event (each an "Insolvency Event"), to remit to Chase for Lender's account any Distributions on or with respect to Securities on Loan when due (the "Due Date") in accordance with such MSLA and such Due Date occurs at least one day prior to an Insolvency Event then Chase shall at its expense (subject to paragraph (d) hereof) and within one (1) Business Day of the Due Date, undertake the following: (i) with respect to Distributions in the form of cash, Chase shall credit Lender's account with the full amount of such Distributions and (ii) with respect to Distributions in the form of securities, Chase shall, at its option, either purchase replacement securities (of an equal amount of the same issue, class, type or series as the Distributions) on the principal market in which such securities are traded or credit Lender's account with the market value in United States dollars ("Dollars") of such Distributions on the Due Date as determined by Chase in good faith. Market value shall be determined by Chase in accordance with the applicable MSLA, including the computation of Dollar equivalents where Securities on Loan and/or Collateral (and Proceeds) are denominated in a currency other than Dollars.

         (c) Indemnification of Lender in respect of Securities. If the Borrower in respect of any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan to Chase for Lender's account when due thereunder (the "Return Date") which is the date of default, then Chase shall, at its expense (subject to paragraph (d) hereof) and within one (1) Business Day of the Return Date, credit Lender's account in Dollars with the difference ("Difference") (where a positive number), if any, between (x) the market value of such lent Securities on the Return Date (including, in the case of debt Securities, accrued but unpaid interest), and (y) in the case of Loans collateralized by (i) Cash Collateral, the greater of (A) the Market Value of the Cash Collateral on the date of initial pledge as adjusted for any subsequent marks-to-market through the Return Date and (B) the Market Value of Cash Collateral investments on the Return Date, (ii) non-Cash Collateral comprising securities Collateral, the greater of the Market Value of such Collateral on the
(A) Business Day immediately preceding the Return Date and (B) Return Date, or
(iii) non-Cash Collateral comprising Letter of Credit Collateral, the Market Value of the Letter of Credit Collateral on the date of initial pledge as adjusted for any subsequent marks-to-market through the Return Date. Market Value shall be determined by Chase in accordance with the applicable MSLA, including the computation of Dollar equivalents where Securities on Loan and/or Collateral (and Proceeds) are denominated in a currency other than Dollars. Where Cash Collateral and non-Cash Collateral have each been allocated to a Loan as of the Return Date, the Difference payable by Chase shall be computed in accordance with the foregoing as if there had been two Loans in effect on the Return Date, one collateralized by Cash Collateral and the other collateralized by non-Cash Collateral. In lieu of paying Lender the Difference, Chase may, at its sole option and expense, purchase for Lender's

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account ("Buy-in") replacement securities of the same issue, type, class, and series as that of the Securities on Loan.

         (d) Subrogation. If Chase makes a payment or a purchase pursuant to
Section 7(b) or effects a Buy-in pursuant to Section 7(c), or if Chase effects a Difference payment pursuant to Section 7(c) on account of a failure to return Securities on Loan not arising from an Insolvency Event, Chase shall, to the extent of such payment, purchase, Difference payment or Buy-in, be subrogated to, and Lender shall assign and be deemed to have assigned to Chase, all of its rights in, to and against the Borrower (and any guarantor thereof) in respect of such Loan, any Collateral pledged by the Borrower in respect of such Loan, and all proceeds of such Collateral. In the event that Lender receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which Chase is subrogated as provided herein, Lender shall promptly remit or pay to Chase the same (or its Dollar equivalent) but only to the extent that Lender has been paid all amounts owed to it by Borrower.

Section 8 - Chase Compensation

         (a) In connection with each Loan hereunder, Lender shall pay to Chase a fee equal to ___% of (i) earnings (less any Rebate paid by Chase to a Borrower) derived from Authorized Investments in connection with Loans collateralized by cash, and (ii) any Securities Loan Fee paid or payable by the Borrower on Loans not collateralized by cash. (b) The fee payable to Chase for services performed pursuant to Section 5(f) hereof shall be equal to one tenth of the one percent (0.1%) of the Fund's average daily Assets (with "Fund" being as defined in Appendix 4 hereto). All securities in the Fund shall be valued based on their amortized cost. Fees shall be accrued and charged daily against the Fund's yield or assets, as appropriate, and shall be payable monthly in arrears on the first business day of the month following the month in which earned. (c) Chase is authorized, on a monthly basis, to charge all the foregoing fees (together with reasonable expenses incurred by Chase hereunder) and any other amounts owed by Lender hereunder against the Account and/or a Collateral Account.

Section 9 - Taxes

         Lender shall be responsible for all filings, tax returns and reports on any Loans undertaken by Chase on Lender's behalf which are to be made to any authority whether governmental or otherwise and for the payment of all unpaid calls, taxes (including, without limitations, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payments arising out of or in connection with any Securities or any Collateral, and in so far as Chase is under obligation (whether of a governmental nature or otherwise) to pay the same on Lender's behalf Chase may do so out of any monies or assets held by it pursuant to the terms of the Agreement or hereunder.

Section 10 - Instructions

         (a)(i) Written Instructions. "Written Instructions" shall mean written communications actually received by Chase from an Authorized Person or from a person reasonably believed by

Chase to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method reasonably acceptable to Chase and whereby Chase is able to verify with a reasonable degree of certainty the identity of the sender of such communications or with communications are transmitted with proper testing or authentication pursuant to terms and conditions which Chase may specify. (ii) Oral Instructions. "Oral Instructions" shall mean oral communications actually received by Chase from an Authorized Person or from a person reasonably believed by Chase to be an Authorized Person. Oral Instructions shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Lender will hold Chase harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the Oral Instructions received, or Chase's failure to produce such confirmation at any subsequent time. Lender shall be responsible for safeguarding any testkeys, identification codes or other security devices which Chase may make available to Lender or its Authorized Persons.

         (b) Unless otherwise expressly provided, all Proper Instructions shall continue in full force and effect until canceled or superseded.

Section 11 - Pricing Services

         Chase may use any pricing service referred to in an applicable MSLA and any other recognized pricing service (including itself and any of its affiliates) in order to perform its valuation responsibilities with respect to Securities, Collateral and Authorized Investments, and Lender shall hold Chase harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing service.

Section 12 - Termination

         This Lending Agreement may be terminated at any time by either party upon delivery to the other party of notice specifying the date of such termination, which shall be not less than 30 days after the date of receipt of such notice. Notwithstanding any such notice, this Lending Agreement shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable.


Section 13 - Miscellaneous

         (a) Legal proceedings. Chase may refrain from bringing any legal action or proceeding arising out of or in connection with any Loan until it shall have received such security as it may require for all costs, expenses (including legal fees) and liabilities which it will or may expend or incur in relation thereto.

         (b) Integration, Lending Agreement to Govern. This Lending Agreement and the Agreement contain the complete agreement of the parties with respect to the subject matter hereof and supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by the parties. In the event of any conflict between this Lending Agreement, and the Agreement, this Lending Agreement shall govern.

         (c) Notice. Unless expressly provided herein to the contrary, notices hereunder shall be in writing, and delivered by telecopier, overnight express mail, first-class postage prepaid, delivered personally or by receipt courier service. All such notices which are mailed shall be deemed delivered upon receipt. Notices shall be addresses as follows (or to such other address as a party may from time to time designate on notice duly given in accordance with this paragraph): notices to Chase shall be addressed to it at 2 Chase Manhattan Plaza, 19th Floor, New York, New York 10081, Attention: Securities Lending Division; notices to be given to Lender shall be addressed to it at its offices
at                       Attention:          .

         (d) Amendments, Waiver. This Lending Agreement may be modified only by a written amendment signed by both parties, and no waiver of any provisions hereof shall be effective unless expressed in a writing signed by the party to be charged.

         (e) Government Law, Consent to Jurisdiction, Waiver of Immunity. This Lending Agreement shall be construed in accordance with laws of the State of New York, without regard to the conflict of laws principles thereof. Chase and Lender each hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and Lender hereby waives any claim of forum non conveniens to the extent that it may lawfully do so. To the extent that in any jurisdiction Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender irrevocably shall not claim, and it hereby waives, such immunity.

         (f) Counterparts, Headings. This Lending Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument. The headings of the sections hereof are included for convenience of reference only and do not form part of this Lending Agreement.

         (g) Severability. Any provisions of this Lending Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceably in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Lending Agreement as of the date first above-written.

[Insert name of LENDER]                     THE CHASE MANHATTAN BANK, N.A.

By:                                                  By:

Title:                                      Title: